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                                                                  Exhibit 99.(i)

                [WILMER CUTLER PICKERING HALE & DORR LETTERHEAD]


                                November 28, 2005

Lord Abbett Developing Growth Fund, Inc.
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

     You have requested our opinion in connection with your filing of Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (the "Amendment") under the Securities Act of 1933, as amended (Amendment No. 38 under the Investment Company Act of 1940, as amended), of Lord Abbett Developing Growth Fund, Inc., a Maryland Corporation (the "Company"), and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of the following classes of the Company (collectively, the "Shares"): Classes A, B, C, P, and Y.

     We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. We have also assumed that the number of shares issued does not exceed the number authorized.

     We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, when issued and paid for in cash at net asset value in accordance with the terms as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

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     We express no opinion as to matters governed by any laws other than the
Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,

                                           WILMER CUTLER PICKERING
                                           HALE AND DORR LLP


                                           By: /s/ Matthew A. Chambers
                                               Matthew A. Chambers, a partner

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